EXHIBIT 10.20

Coca-Cola Enterprises Inc.

Executive Retiree Medical Plan

Established April 2000

Purpose:    To provide certain retirees who were senior executives of the Company or an acquired company to continue to receive the same benefits available to active employees under the Coca-Cola Enterprises Inc. Medical, Vision and Prescription Plan (Employees MVP Plan).

Eligibility for Coverage:    Coverage is provided only pursuant to a written agreement between the Company and the retiree, such as a consulting agreement or purchase agreement. Members of the retirees family may also be provided coverage under the plan, as specified in the relevant agreement. The coverage period of the retiree and his or her dependents is also determined by reference to the agreement providing for coverage under the plan.

Cost:    No retiree contributions are required under the Executive Retiree Medical Plan unless otherwise provided by the agreement under which coverage is offered.

Right to Amend and Terminate the Plan:    The terms of the Executive Retiree Medical Plan may be amended at any time the terms of the Employees MVP Plan are amended. The Executive Retiree Medical Plan may also be terminated at any time if the Employees MVP Plan is terminated.